FINMETAL MINING LTD
666 Burrard Street - Suite 500
Vancouver, British Columbia, Canada V6C 2X8

May 15, 2008

The United States Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549-7010
Mail Stop 7010
Re:	Finmetal Mining Ltd. (the "Company") Form 10-KSB for Fiscal Year ended December 31, 2006, Filed April 17, 2007, File No. 000-51203 Response to SEC Comment Letter Dated December 19, 2007

Dear Sir or Madame:

In connection with responding to the above-referenced SEC Comment Letter, the Company hereby acknowledges that:

    The Company is responsible for the adequacy and accuracy of the disclosure in the filing;

    Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the filing; and

    The Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.
FINMETAL MINING LTD. By: "Daniel Hunter" Daniel Hunter Chief Executive Officer